Exhibit 10.2

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This agreement is between Vitro Biopharma, Inc. (“Vitro”) and Nathan Haas (“Haas”) and shall be effective on the day on which it is signed by Haas (the “Effective Date”).

Recitals

1. Haas was employed by Vitro until January 18th, 2024 and served as the Chief Financial Officer of Vitro until that date.

2. Haas has resigned his employment with the Company and all of its subsidiaries, effective as of the Effective Date.

3. The parties wish to make the separation amicable but conclusive on the terms and conditions set forth in this agreement, as well as in the other agreements identified herein.

4. Vitro and Haas desire to fully and completely resolve all items potentially pending between them, including without limitation all matters that were or could have been raised in connection with Haas’s employment, his resignation from the Company, and historical Company acts.

Agreement

NOW, THEREFORE, based on the foregoing recitals and in consideration of the mutual conditions, covenants and agreements set forth below, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Resignation as Chief Financial Officer and Other Positions. Effective immediately, Haas hereby resigns his position as Chief Financial Officer of Vitro and as an officer, director, manager, or member of any other subsidiary of Vitro. As it would otherwise be misleading and inaccurate, in the books and records of Vitro and any public disclosure relating to Haas’s separation from Vitro, the separation shall be characterized as a “resignation.”

2. Other Agreements. In addition to this agreement, the parties agree to contemporaneously execute the following agreements, the terms of which shall survive the execution of this agreement as set forth in those other agreements:

a)	Consulting Agreement in the form attached hereto as Exhibit A “Consulting Agreement”)

3. Benefits and Consideration.

(a)	Because of your resignation, you are entitled to payment of your salary through the date of termination, and to compensation for all accrued, unused vacation time, which is four (4 weeks). An amount for your unpaid salary and all accrued vacation pay, less customary withholdings, will be deposited into Mr. Haas account set up through Trinet within ten (10) days of the date of this agreement.

(b)	The company’s medical and dental plans coverage will end on July 1, 2024.

(c)	Vitro hereby admits, acknowledges and agrees that any unused flight credits shall be retained by Mr. Haas.

(d)	Through the date of Mr. Haas resignation (this agreement), he is entitled to payment of unpaid compensation for his 2022 and 2023 bonus. The 2022 unpaid compensation will be payable, less customary withholdings, and will be deposited into Mr. Haas account set up through Trinet within the earlier of (i) a completed Qualified Financing (as defined below), or a Direct Listing on NASDAQ or NYSE. The 2022 unpaid compensation will be deposited into Mr. Haas account within thirty (30) days after the earlier of the Qualified Financing or Direct Listing and will pay Mr. Haas unpaid bonus compensation for 2022 of $175,000. The 2023 unpaid bonus compensation, which shall be determined by the Board of Directors before April 1, 2024, will be payable commensurate with Chris Furman, Chief Executive Officer (the “CEO”) on a percentage basis. For avoidance of doubt, if the CEO is being paid a bonus over his 2022 unpaid compensation of four-hundred thousand as of January 18, 2024, the schedule of payments will be consistent with the CEO based on a percentage of the total unpaid amount. i.e., if the CEO is paid 20% of a 2023 bonus in cash, equity, or any other compilation, derivative or extract of such payment, Mr. Haas will be paid 20% of his total 2023 unpaid compensation contemporaneously with the CEO. In the event the CEO resigns or is terminated, the 2023 unpaid compensation with be payable within thirty (30) days of the separation date.

Qualified Financing. For the purposes of this Agreement, a “Qualified Financing” shall mean an equity financing completed after the date of this agreement that involves the (i) sale of equity securities, or (ii) any proceeds of debt financing received by Vitro resulting in gross proceeds to the Company of at least $2,000,000.

(e)	In consideration of the covenants and agreements set forth herein Mr. Has hereby waives and relinquishes all rights to any severance payments under the Employment Agreement.

4. Treatment of Equity Awards. Upon the execution of this Agreement, all outstanding and as yet unexercised options under the Non-Statutory Stock Option Agreement(s) (determined to be 1,500,000 options) pursuant to the August 2021 and October 2021 option agreement shall continue to vest in accordance with their terms (collectively, the “Retained Options”). Subject to this agreement the options shall remain in effect and all options shall continue to be exercisable in accordance with their terms for a period of 10 years. Mr. Haas and Vitro agree and acknowledge that the Retained Options as of the execution of this agreement, 1,500,000 shares of Common Stock will continue to vest and be fully earned. Should the Company elect, at its sole discretion to immediately vest the Retained Options, the Company will promptly send Mr. Haas in writing, but in any event not less than 2 business days after the determined date a letter disclosing the change in the schedule.

5. Board Observer. Mr. Haas will be invited by the Chairman of the Board of Directors to participate as a Board Observer in appropriate meetings determined at the Board’s sole discretion.

6. Releases.

(a)	Mr. Haas, for himself, his heirs, personal representatives, successors and assigns, and any other person or entity that could or might act on behalf of him, including, without limitation, his counsel (all of whom are collectively referred to as “Releasers”), hereby fully and forever release and discharge Vitro, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers, successors and assigns and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission, all of whom are collectively referred to as “Releasees,” of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, and the Colorado Civil Rights Act; EXCEPT for the rights and obligations created by this agreement and the Ancillary Agreements. Haas hereby warrants that he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Haas further states and agrees that he has not experienced any illness, injury, or disability compensable or recoverable under the worker’s compensation laws of any state, and Haas agrees that he will not file a worker’s compensation claim asserting the existence of any such illness, injury, or disability. Haas understands and agrees that by signing this agreement he is giving up his right to bring any legal claim against Vitro concerning, directly or indirectly, Haas’s employment relationship with Vitro, including his resignation from employment and his position as an officer and director of Vitro. Haas agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Vitro in connection with his employment, to include all actual or potential legal claims that Haas may have against Vitro, except as specifically provided otherwise in this agreement.

(b)	Vitro, for itself, its subsidiaries, officers, directors, employees, subsidiaries, and any other person or entity that could or might act on behalf of it including, without limitation, its attorneys (all of whom are collectively referred to as “Vitro Releasers”), hereby fully and forever release and discharge Haas, his heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Vitro Releaser on account of Haas’s employment with Vitro or separation therefrom, all of whom are collectively referred to as “Vitro Releasees,” of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Vitro Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring before the Effective Date, without regard to present actual knowledge of such acts or omissions; EXCEPT as specifically provided otherwise in this agreement or future Agreements. Vitro understands and agrees that by signing this agreement, it is giving up its right to bring any legal claim against Haas concerning, directly or indirectly, Haas’s employment relationship with Vitro or his position as an officer and director of Vitro. Vitro agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Haas, to include all actual or potential legal claims that Vitro may have against Haas, except as specifically provided otherwise in this agreement.

7. Release of Unknown Claims. Each of the Parties acknowledges that he or it may hereafter discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the Claims or Employment Claims released herein, but the Parties hereby knowingly and willingly, fully, finally and forever settle and release any and all such Claims and Employment Claims as provided in this Agreement, whether known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future. Each of the Parties acknowledges that it has been advised by its attorneys concerning this agreement.

8. Trade Secrets and Confidential Business Information. Haas acknowledges that on or about October 1, 2021, he executed an agreement under which he assumed certain obligations relating to Vitro’s confidential and proprietary business information and trade secrets (the “Executive Employment Agreement Addendum”). Haas agrees that, except as provided for in this agreement, the provisions of section 7.3 of that Executive Employment Agreement shall by its terms survive the execution of this agreement and that the parties’ rights and duties thereunder shall not in any way be affected by this agreement.

9. Acknowledgement of Existing Non-Competition Restrictions. Haas acknowledges that the provisions of Section 7.2 (Non-Competition) of his Executive Employment Agreement and the addendum executed on or about November 10, 2023, remain in full force and effect.

10. No Admissions. Nothing contained in this Agreement, including the grant of release as set forth in Section 6, is to be construed as an admission of liability, fault or wrongdoing or any fact or condition indicating any wrongdoing by any Party with respect to any released claim or an admission as to the merit of any settled claim. This Agreement is being entered solely for the purpose of avoiding the time and expense involved in litigation or arbitration. Nothing contained in this Agreement or anything said or communicated in the course of negotiating this Agreement may be offered in any proceeding as evidence of any liability or wrongdoing by any Party or any merit or lack of merit of any released or settled claim; provided, however, that this Agreement and all communications and statements made in connection herewith may be introduced in any proceeding to enforce any of the terms of this Agreement.

11. Authority and Non-Assignment. The parties warrant that each has authority to enter into this agreement, and that neither has transferred to any other person or entity any claim, action, demand, or cause of action released by this agreement.

12. Press Release; Form 8-K; Confidentiality.

(a)	At approximately 4:15 p.m. (New York time) three (3) business days after the Effective Date, Vitro shall issue a mutually agreed press release.

(b)	Promptly following the Effective Date, but not less than 4 business days after the execution of this agreement, the Company will file a Current Report on Form 8-K, which will report the entry into this Agreement and include this Agreement as an exhibit thereto. Such Current Report on Form 8-K shall be consistent with the Press Release and the terms of this Agreement, and shall be in form and substance reasonably acceptable to Mr. Haas.

(c)	Other than in connection with the disclosures set forth in clauses (a) – (b) of this Section 12, or any subsequent filings required to be made by the Company with the SEC, this Agreement and its terms, including all documents, communications, drafts and other materials of any kind relating to the negotiation of this Agreement, the circumstances leading thereto, or the implementation thereof (collectively, “Settlement Information”), shall be and remain confidential and shall not be disclosed to any other person, except (i) with the specific written consent of both Parties, (ii) as required by a court or other governmental body, or as otherwise required by law, or to enforce the terms of this Agreement; provided, however, that if a Party receives a subpoena or other process or order requiring production of Settlement Information, such Party shall promptly notify the other Parties, but in any event not less than two (2) days so that each Party has a reasonable opportunity to object to such subpoena, process or order, it being understood that the Party objecting to disclosure shall have the burden of defending against such subpoena, process or order and the Party receiving the subpoena, process or order shall be entitled to comply with it except to the extent the objecting Party is successful in obtaining an order modifying or quashing it, (iii) to legal counsel of or for the Parties and (iv) to officers, members, partners, employees, directors, agents, accountants, banks, insurers, reinsurers, auditors, tax advisors, tax authorities, attorneys, regulators, investors, and other advisors or consultants of the Parties, so long as such disclosure is for a legitimate business purpose and any such person (other than any regulator or government authority) agrees, unless otherwise required by law, to maintain the confidentiality of the Settlement Information.

13. Covenant of Non-Assistance. Mr. Haas covenants never to provide information, assistance or encouragement of any kind to any governmental agency, person or entity concerning the investigation or prosecution of any claim against Vitro, except pursuant to lawful subpoena or court order. Similarly, Vitro covenants never to provide information, assistance or encouragement of any kind to any governmental agency, person or entity concerning the investigation or prosecution of any claim against Haas or any entity he is affiliated with, except pursuant to lawful subpoena or court order.

14. Nondisparagement. Mr. Haas and Vitro shall each refrain from making, and shall cause their respective affiliates and its and their respective principals, directors, members, general partners, officers, employees, agents and representatives acting on their behalf (the “Representatives”) not to make or cause to be made, and shall not directly or indirectly encourage any other person to make or cause to make, any statement or announcement (including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons) that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, or impugns or is reasonably likely to damage the reputation of (any such statements, a “Disparaging Statement”), (i) in case of statements or announcements by Mr. Haas: Haas covenants never to disparage or speak ill of Vitro or any Vitro product, service, or business undertaking or of any present employee, officer or director of Vitro, nor shall Haas at any time harass or behave unprofessionally toward any past, present or future Vitro employee, officer or director; and (ii) in case of statements or announcements by Vitro: Vitro covenants that no Vitro officer, director or employee shall, while employed by or while serving on the board of directors of Vitro, disparage or speak ill of Haas, including any entity that he is affiliated with, nor shall any such person, while employed by or while serving on the board of directors of Vitro, at any time harass or behave unprofessionally toward Haas. The foregoing shall not restrict the ability of any person to assert or defend claims in litigation, comply with any subpoena or other legal process, respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, or to exercise any legally protected whistleblower rights (including pursuant to Rule 21F promulgated under the Exchange Act).

15. Nonreliance. Each party understands and agrees that he or it assumes all risk that the facts or law may be, or become, different than the facts or law as believed by the party at the time he or it executes this agreement.

17. Additional Warranty and Acknowledgment. The parties warrant and represent that they have been offered no promise or inducement except as expressly provided in this agreement, and that this agreement is not in violation of or in conflict with any other agreement of either party.

18. Survival of Covenants and Warranties. All covenants and warranties contained in this agreement are contractual and shall survive the closing of this agreement.

19. Construction. The Parties acknowledge that they and their respective counsel have reviewed this Agreement in its entirety and have had a full and fair opportunity to negotiate its terms. Each Party therefore waives all applicable rules of construction that any provision of this Agreement should be construed against its drafter and agrees that all provisions of this Agreement shall be construed as a whole, according to the fair meaning of the language used.

20. Termination of Existing Agreements. The parties hereto agree that all other agreements between the parties are by execution of this agreement deemed to be automatically terminated, void and of no further effect and force. For avoidance of doubt, this agreement, and any agreements or exhibits attached hereto, is the entire, final, complete, and fully integrated agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements or communication between the Parties, whether written, oral, electronic or otherwise.

21. Miscellaneous.

(a) Successors and Assigns. This agreement shall be binding in all respects upon, and shall inure to the benefit of, the parties’ heirs, successors and assigns.

(b) Governing Law. This agreement shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

(c) Severability. In the event that a court of competent jurisdiction enters a final judgment holding invalid any provision of this agreement, the remainder of this agreement shall be fully enforceable.

(d) Modification. This agreement shall not be modified except in a writing signed by the parties.

(e) Waiver. No term or condition of this agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this agreement, except by a writing signed by the party charged with the waiver or estoppel. No waiver of any breach of this agreement shall be deemed a waiver of any later breach of the same provision or any other provision of this agreement.

(f) Headings. Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this agreement.

(g) Gender and Number. Pronouns contained in this agreement shall apply equally to the feminine and masculine genders. The singular shall include the plural, and the plural shall include the singular.

(h) Other Agreements. Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this agreement.

(i) Burden of Proof. Any party contesting the validity or enforceability of any term of this agreement shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(j) Disputes. Every dispute arising from or relating to this agreement shall be tried only in the state or federal courts situated in the Denver, Colorado, metropolitan area.

(l) Fees and Costs. In any action or arbitration relating to or arising from this agreement, the party substantially prevailing shall recover from the other party all attorneys’ fees, litigation expenses, and arbitration costs, including the prevailing party’s share of the arbitrator’s fees.

(m) Counterparts. This agreement may be executed in counterparts, all of which shall be given the same force and effect as the original.

* * *

[Signature page follows]

Nathan Haas		Vitro Biopharma, Inc.

/s/ Nathan Haas		By:	/s/Chris Furman
Individually		As its:	Chief Executive Officer
Date:	January 18, 2024	Date:	January 18, 2024

EXHIBIT A

CONSULTING AGREEMENT

(ATTACHED)